Exhibit 99.1

Montauk Renewables Announces Full Year 2022 Results

PITTSBURGH, PENNSYLVANIA – March 16, 2023—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the year ended December 31, 2022.

Full Year Highlights:

•	Revenues of $205.6 million, increased 38.8% year-over-year

•	Net Income of $35.2 million, increased 877.3% year-over-year

•	Non-GAAP Adjusted EBITDA of $70.5 million, increased 152.4% year-over-year

•	RNG production of 5.5 million MMBtu, decreased 2.9% year-over-year

Montauk’s full year revenue reflects an increase in pricing of both gas commodity and the average realized price of D3 Renewable Identification Numbers (“RINs”) sold. The increase in price offset a decrease in RNG volumes produced and the prior period expiration of counter party sharing agreement revenues. Under the terms of our Pico Feedstock Amendment, during 2022 we made payments of $2.5 million for the receipt of two of three tranches in increased feedstock deliveries. While we expect the digestion capacity expansion to be operational during the third quarter of 2023, improved efficiencies in the existing digestion and water management allowed us to process the increased feedstock volumes. We started incurring capital expenditures for a second RNG facility at our Apex location which we expect to be operational in 2024. During 2022, we consolidated our Montauk Ag Renewables location to the Turkey, North Carolina property we purchased in 2021. The consolidation decision was made, in part, to this site being approved to participate in a RNG pilot program in North Carolina. Finally, our capital program to upgrade our Raeger facility is ongoing with an expected completion date in the third quarter of 2023.

Full Year Financial Results

Total revenues in 2022 were $205.6 million, an increase of $57.4 million (38.8%) compared to $148.1 million in 2021. Increased realized RIN pricing during 2022 of $3.25 compared to $1.91 in 2021 was the primary driver for the increase in total revenues. Additionally, an increase in natural gas index prices of 72.9% in 2022 of $6.64 compared to $3.84 in 2021 also contributed to the increase. Offsetting these increases were $13.2 million of lower revenues recognized under counterparty sharing arrangements in 2022 compared to 2021 due to these arrangements ending. Operating and maintenance expenses for our RNG facilities were $43.7 million, an increase of $5.6 million (14.7%) compared to $38.1 million in 2021. The primary driver of this increase is related to increased utilities expense of $6.1 million (61.2%) in 2022 compared to 2021. Our Renewable Electricity Generation operating and maintenance expenses in 2022 were $13.1 million, an increase of $2.7 million (25.5%) compared to $10.4 million in 2021 due to the timing of scheduled preventative maintenance intervals at our Bowerman facility. Total general and administrative expenses were $34.1 million in 2022, a decrease of $8.4 million (19.8%) compared to $42.5 million in 2021. The decrease is primarily related to our accounting for the cancellation of MNK options and January 2021 grants of restricted stock, non-qualified stock options, and restricted stock units to the Company’s employees. Offsetting this decrease is an increase in general and administrative expenses of approximately $3.7 million (337.5%) in 2022 as compared to 2021 associated with the Montauk Ag Renewables Acquisition. Operating profit in 2022 was $44.5 million, an increase of $41.2 million (1236.3%) compared to an operating profit of $3.3 million in 2021. Net income in 2022 was $35.2 million, an increase of $39.7 million (877.3%) compared to a net loss of $4.5 million in 2021.

Full Year Operational Results

We produced 5.5 million Metric Million British Thermal Units (“MMBtu”) of RNG during 2022, a decrease of 0.2 million (compared to 5.7 million MMBtu produced in 2021. Our Atascocita facility produced 0.2 million fewer MMBtu in 2022 compared to 2021 due to a process equipment failure. Our Rumpke facility produced 0.1 million fewer MMBtu in 2022 compared to 2021 as a result of lower inlet flow coming off the wellfield. Our Apex facility producing 0.1 million fewer MMBtu in 2022 compared to 2021 due to landfill filling pattern changes resulting in lower production. Offsetting the decrease are production volume increases at our Pico and Galveston facilities. Our Pico facility produced 0.1 million MMBtu more in 2022 compared to 2021 as a result of improvements related to the existing digestion process. Our Galveston facility produced 0.1 million MMBtu more in 2022 compared to 2021 as a result of higher inlet gas due to wellfield changes and plant efficiency optimization of process equipment. We produced approximately 190 megawatt hours (“MWh”) in Renewable Electricity in 2022, an increase of 7 MWh compared to 183 MWh produced in 2021. Our Security facility produced approximately 10 MWh in 2022 compared to no production in 2021 as a result of the prior period engine restoration project. Our Tulsa facility produced approximately 3 MWh less in 2022 compared to 2021 due to reduced feedstock availability at the landfill.

2023 Full Year Outlook:

•	RNG revenues expected to range between $137.0 and $145.0 million

•	RNG production volumes expected to range between 5.7 and 6.1 million MMBtu

•	Renewable Electricity revenues expected to range between $18.0 and $19.0 million

•	Renewable Electricity production volumes expected to range between 195 and 205 thousand MWh

Conference Call Information

The Company will host a conference call today at 5:00 p.m. ET to discuss results. The register for the conference call will be available via the following link:

•	https://register.vevent.com/register/BI6ae8ee2803a64ad3b3b098edb9266057

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://www.globenewswire.com/Tracker?data=OEcJAvuBYA_TxDfNngNJRPqK8cQPgTezY3YLaIbJycxrhamvSkBMtyJZyN_leQkEfxXZDJyS551g
_ApiA7xBGNRkB0k7YoLYVFZzbFwWR-U= and on the Company’s website at https://ir.montaukrenewables.com after 8:00 p.m. Eastern time on the same day through March 16, 2024.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 15 operating projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@GatewayIR.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to future results of operations, financial condition, expectations and plans of the Company, including expected benefits of the Pico feedstock amendment, Montauk Ag project in North Carolina and Apex facilities, the anticipated completion of the Raeger capital improvement project, the resolution of gas collection issues at the McCarty facility, our estimated and projected costs, expenditures, and growth rates, our plans and objectives for future operations, growth, or initiatives, or strategies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to:

our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as identifying suitable locations and potential delays in acquisition financing, construction, and development; reduction or elimination of government economic incentives to the renewable energy market; the inability to complete strategic development opportunities; deterioration in general economic conditions outside our control including the impacts of supply chain disruptions, inflationary cost increases, recession and other macroeconomic factors; continued inflation could raise our operating costs or increase the construction costs of our existing or new projects; rising interest rates could increase the borrowing costs of future indebtedness; the potential failure to retain and attract qualified personnel of the Company or a possible increased reliance on third-party contractors as a result; the length of development and optimization cycles for new projects, including the design and construction processes for our renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections to distribution and transmission products for our Renewable Natural Gas and Renewable Electricity Generation segments; our projects not producing expected levels of output; the anticipated benefits of the Raeger capital improvement project, Pico feedstock amendment and the Montauk Ag project in North Carolina; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; resolution of gas collection issues at the McCarty facility; concentration of revenues from a small number of customers and projects; our outstanding indebtedness and restrictions under our credit facility; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations; expected benefits from the extension of the Production Tax Credit under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; security threats, including cyber-security attacks; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, changing weather patterns and conditions, and natural disasters; failure of our information technology and data security systems; increased competition in our markets; continuing to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.

CONDENSED CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands, except share and per share data):

	As of December 31,	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$105,177	$53,266
Accounts and other receivables	7,222	9,338
Related party receivable	9,000	8,940
Current portion of derivative instruments	879	—
Prepaid expenses and other current assets	2,590	2,846
Assets held for sale	—	777

Total current assets	$124,868	$75,167
Non-current restricted cash	$407	$328
Property, plant and equipment, net	175,946	180,893
Goodwill and intangible assets, net	15,755	14,113
Deferred tax assets	3,952	10,570
Non-current portion of derivative instruments	936	—
Operating lease right-of-use assets	4,742	305
Finance lease right-of-use assets	96	—
Other assets	5,614	5,104

Total assets	$332,316	$286,480

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,559	$4,973
Accrued liabilities	15,090	10,823
Income tax payable	402	—
Current portion of derivative instruments	—	650
Current portion of operating lease liability	410	296
Current portion of finance lease liability	71	—
Current portion of long-term debt	7,870	7,815

Total current liabilities	$28,402	$24,557
Long-term debt, less current portion	$63,505	$71,392
Non-current portion of derivative instruments	—	189
Non-current portion of operating lease liability	4,341	27
Non-current portion of finance lease liability	25	—
Asset retirement obligation	5,493	5,301
Other liabilities	3,459	2,721

Total liabilities	$105,225	$104,187
STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, authorized 690,000,000 shares; 143,682,811 and 143,584,827 shares issued at December 31, 2022 and December 31, 2021, respectively; 141,633,417 and 141,015,213 shares outstanding at December 31, 2022 and at December 31, 2021, respectively	1,416	1,410
Treasury stock, at cost, 971,306 and 950,214 shares at December 31, 2022 and December 31, 2021, respectively	(11,051)	(10,813)
Additional paid-in capital	206,060	196,224
Retained earnings (deficit)	30,666	(4,528)

Total stockholders’ equity	$227,091	$182,293

Total liabilities and stockholders’ equity	$332,316	$286,480

MONTAUK RENEWABLES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share and per share data):

	For the year ended December 31,
	2022	2021
Total operating revenues	$205,559	$148,127
Operating expenses:
Operating and maintenance expenses	$57,267	$49,477
General and administrative expenses	34,139	42,552
Royalties, transportation, gathering and production fuel	44,163	28,683
Depreciation and amortization	20,700	22,869
Gain on insurance proceeds	(313)	(332)
Impairment loss	4,852	1,191
Transaction costs	185	352

Total operating expenses	$160,993	$144,792
Operating profit	$44,566	$3,335
Other expenses (income):
Interest expense	1,792	2,928
Loss on extinguishment of debt	—	154
Other (income) expense	(468)	620

Total other expenses	$1,324	$3,702
Income (loss) before income taxes	$43,242	$(367)
Income tax expense	8,048	4,161

Net income (loss)	$35,194	$(4,528)

Earnings (loss) per share:
Basic	$0.25	$(0.03)
Diluted	$0.25	$(0.03)
Weighted-average common shares outstanding:
Basic	141,238,851	141,015,213
Diluted	142,579,389	141,015,213

MONTAUK RENEWABLES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands):

	For the year Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$35,194	$(4,528)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,700	22,869
Provision for deferred income taxes	6,618	4,252
Loss on extinguishment of debt	—	154
Stock-based compensation	9,836	22,419
Gain on property insurance proceeds	(313)	(332)
Derivative mark-to-market adjustments and settlements	(2,652)	(1,421)
Net (gain) loss on sale of assets	(233)	822
Increase in earn-out liability	1,122	801
Accretion of asset retirement obligations	296	(160)
Amortization of debt issuance costs	412	483
Impairment loss	4,852	1,191
Changes in operating assets and liabilities:
Accounts and other receivables and other current assets	(3,054)	(1,522)
Accounts payable and other accrued expenses	8,288	(2,149)

Net cash provided by operating activities	$81,066	$42,879
Cash flows from investing activities
Capital expenditures	$(22,277)	$(9,986)
Asset acquisition	—	(9,673)
Cash collateral deposits, net	82	(220)
Proceeds from insurance recovery	313	332
Proceeds from sale of assets	1,088	73

Net cash used in investing activities	$(20,794)	$(19,474)
Cash flows from financing activities:
Borrowings of long-term debt	—	80,000
Repayments of long-term debt	(8,000)	(66,698)
Debt issuance costs	—	(339)
Debt extinguishment costs	—	(154)
Common stock issuance	6	15,593
Treasury stock purchase	(238)	(10,813)
Related party receivable	—	(8,940)
Finance lease payments	(47)	—

Net cash (used in) provided by financing activities	$(8,279)	$8,649

Net increase in cash and cash equivalents and restricted cash	$51,993	$32,054
Cash and cash equivalents and restricted cash at beginning of year	$53,613	$21,559

Cash and cash equivalents and restricted cash at end of year	$105,606	$53,613

Reconciliation of cash, cash equivalents, and restricted cash at end of year:
Cash and cash equivalents	$105,177	$53,266
Restricted cash and cash equivalents—current	22	19
Restricted cash and cash equivalents—non-current	407	328

	$105,606	$53,613

MONTAUK RENEWABLES, INC.

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net income (loss), which is the most directly comparable GAAP measure, for the year ended December 31, 2022 and 2021:

	For the year ended December 31,
	2022	2021
Net income (loss)	$35,194	$(4,528)
Depreciation and amortization	20,700	22,869
Interest expense	1,792	2,928
Income tax expense	8,048	4,161

Consolidated EBITDA	65,734	25,430
Impairment loss	4,852	1,191
Net (gain) loss on sale of assets	(233)	822
Transaction costs	185	352
Loss on extinguishment of debt	—	154

Adjusted EBITDA	$70,538	$27,949